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+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

         Davis                       Eugene                           I.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

         Five Canoe Brook Drive
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                                   (Street)

         Livingston                   NJ                              07039
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               09/05/00
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)   ###-##-####
                --------------

4.  Issuer Name and Ticker or Trading Symbol  CD Warehouse, Inc. (CDWI)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)  8/30/00
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

     X
    ____ Form Filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
No non-derivative securities owned
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

       Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase (1)         (2)      09/06/10  Common Stock         7,500           $1.25           D
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
Explanation of Responses:

(1) Grant of options to newly elected director under CD Warehouse, Inc. Amended 1996 Stock Option Plan in a transaction exempt under Rule 16B-3.

(2) Options are exercisable after the next annual meeting of stockholders following the date of grant, and are further conditioned on the continued service of the optionee as a director until such date.

                                    /s/ Eugene I. Davis       September 15, 2000
                             -------------------------------  ------------------
                             **Signature of Reporting Person        Date


    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

       Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          Page 2